SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 6, 2009

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3338 (Commission File Number)	22-1558317 (IRS Employer Identification No.)

665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 604-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

The information disclosed in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 6, 2009, Millennium Biotechnologies Group, Inc. (the “Company”) filed with the Delaware Secretary of State a Certificate of Designation of Rights, Preferences and Limitations of Series E Convertible Preferred Stock and Series F Convertible Preferred Stock (the “Certificate of Designations”) that created a new Series E Convertible Preferred Stock (“Series E Stock”) and a new Series F Convertible Preferred Stock (“Series F Stock”).  The Certificate of Designations was effective upon filing.

The Certificate of Designations authorized 50,000 shares of Series E Stock, $1.00 par value.  Each share of Series E Stock automatically will convert into 10,000 shares of the Company’s common stock if and when the Company’s Certificate of Incorporation is amended to increase the number of authorized shares of common stock so that there is a sufficient number of authorized, but unissued and unreserved shares of common stock to permit the conversion of all Series E Stock into common stock.  Series E Stock has no liquidation preference, no right to receive dividends and votes along with the holders of the Company’s common stock on an “as if” converted basis on any matters on which the holders of the Company’s common stock are entitled to vote. In addition, Series E Stock will be subject to anti-dilution protection providing for adjustments to the conversion rate upon certain events, including: (i) subdivision or combination of common stock; (ii) dividends or distributions of common stock; (iii) reclassification of the common stock into a security other than the common stock; or (iv) consolidation or merger of the Company with or into another corporation.

The Certificate of Designations also authorized 10,000 shares of Series F Stock, $1.00 par value.  Each share of Series F Stock is convertible, at the option of the holder, into 120,000 shares of the Company’s common stock (the “Conversion Rate”) if and when the Company’s Certificate of Incorporation is amended to increase the number of authorized shares of common stock so that there is a sufficient number of authorized, but unissued and unreserved shares of common stock to permit the conversion of all Series F Stock into common stock (the “Amendment”).  Each share of Series F Stock will automatically be converted into common stock at the Conversion Rate after the Amendment is effected: (i) upon the written consent of the holders of a majority of the outstanding Series F Stock; or (ii) at such time as the Company has achieved annual EBITDA of at least $10,000,000 for any fiscal year of the Company.  EBITDA means for any period, net income or loss of the Company and its Subsidiaries before income or loss from discontinued operations for such period, determined on a consolidated basis, plus (i) to the extent deducted in computing such consolidated net income or loss, without duplication, an amount equal to the sum of: (1) income tax expense, plus (2) interest expense, plus (3) depreciation and amortization expense, plus (4) non-cash extraordinary or nonrecurring losses or non-recurring expenses, minus (ii) to the extent added in computing such consolidated net income or loss, without duplication, an amount equal to the sum of: (1) extraordinary or non-recurring income or gains, plus (2) non-cash interest income (“EBITDA”).

Series F Stock has no liquidation preference and no right to receive dividends.  Series F Stock votes along with the holders of the Company’s common stock on an “as if” converted basis on any matters on which the holders of the Company’s common stock are entitled to vote. However, until such time as the Company has achieved annual EBITDA of at least $10,000,000, the consent of a the holders of a majority of the outstanding shares of Series F Stock, voting as a separate class, is required to approve: (i) any offer, sale, designation or issuance of any security senior to or pari passu with Series F Stock; (ii) the repurchase or redemption of capital stock of the Company (except from employees at cost upon termination); (iii) any increase or decrease in the number of authorized shares of common stock or Series F Stock (other than in connection with the Amendment); (iv) any amendment to the Certificate of Incorporation or other governing documents of the Company with the exception of the Amendment, a reverse split of outstanding shares of common stock or a name change; (v) any alteration or change to the rights, preferences or privileges of Series F Stock, by merger, consolidation or otherwise; (vi) the entry into: (1) the sale or exclusive license of all or substantially all the assets of the Company, (2) mergers, (3) consolidations, (4) other business combinations, (5) recapitalizations and (6) liquidations; (vii) any acquisition of the stock or assets of any other entity; (viii) any dividends or distributions on the Company’s capital stock; or (ix) the expansion into any new businesses.  The foregoing will apply to any subsidiary or controlled affiliate of the Company.

In addition, Series F Stock will be subject to anti-dilution protection, providing for adjustments to the Conversion Rate upon certain events, including: (i) subdivision or combination of common stock; (ii) dividends or distributions of common stock; (iii) reclassification of the common stock into a security other than the common stock; or (iv) consolidation or merger of the Company with or into another corporation.

The information set forth above is qualified in its entirety by reference to the actual terms of the Certificate of Designations attached hereto as Exhibit 3.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Rights, Preferences and Limitations of Series E Convertible Preferred Stock and Series F Convertible Preferred Stock.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

Date: October 13, 2009	By:	/s/ Mark Mirken
Mark Mirken, Chief Executive Officer